Exhibit (a)(5)(C)

66 Hudson Boulevard East New York, NY 10001 www.Bernstein.com +1 (212) 969 1000

[•]

[Stockholder Name]

Re:	AB Private Credit Investors Corporation
Tender Confirmation

Dear Stockholder:

AB Private Credit Investors Corporation (the “Fund”) confirms below the final details of your tender of shares of the Fund’s common stock, par value $0.01 per share (the “Shares”), on the terms and conditions set out in the Fund’s Offer to Purchase (the “Offer to Purchase”).

Investment Account No.		XXX-XX[●]
Offer to Purchase Dated		August 28, 2026
Tender Valuation Date		September 30, 2026
Accepted Tender Shares		[●]
NAV as of Tender Valuation Date	$	[●]
Accepted Tender Amount	$	[●]

Approximately forty-five days following the Tender Valuation Date, the Accepted Tender Amount will be paid, and a trade confirmation issued.

Please refer to the Offer to Purchase for additional important information. If you have any questions regarding this confirmation, please contact your AB Advisor.

Sincerely,

AB Private Credit Investors LLC

The Adviser